SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                    Puradyn Filter Technologies Incorporated
                    ----------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 not applicable
                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

                    Puradyn Filter Technologies Incorporated
                         3020 High Ridge Road, Suite 100
                          Boynton Beach, Florida 33426
                  Telephone 561-547-9499 Facsimile 561-547-4025


                                                                 August 8, 2001


Dear Stockholder:

         You are cordially invited to attend the 2001 Annual Meeting of the Stockholders of Puradyn Filter Technologies Incorporated to be held on Monday, September 17, 2001 at 2:00 p.m. at the Holiday Inn- Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426. The formal Notice of 2001 Annual Meeting of Stockholders and Proxy Statement are attached.

         The matters to be acted upon by our stockholders are set forth in the Notice of 2001 Annual Meeting of Stockholders and include,

         *        the election of the Board of Directors;

         * the ratification of the engagement of Ernst & Young LLP as our independent auditors; and

         * the approval of such other matters as may properly come before the meeting.

         It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

         I hope that you will attend the meeting in person, at which time I will review the business and operations of Puradyn Filter Technologies Incorporated.

                                                     Sincerely,

                                                     /s/ Richard C. Ford
                                                     --------------------------
                                                     Richard C. Ford
                                                     Chief Executive Officer

                    PURADYN FILTER TECHNOLOGIES INCORPORATED



                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 2001


         The 2001 Annual Meeting of the Stockholders of Puradyn Filter Technologies Incorporated will be held at 2:00 p.m., at the Holiday Inn-Catalina, 1601 North Congress Avenue, Boynton Beach, Florida 33426 on Monday, September 17, 2001. At the 2001 Annual Meeting, you will be asked to vote on the following matters:

         1.       To elect a Board of Directors consisting of seven members;

         2. To ratify the appointment of Ernst & Young LLP as the independent auditors of Puradyn Filter Technologies Incorporated, to serve at the pleasure of the Board of Directors; and

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record, as shown by the Company's transfer books, at the close of business on August 1, 2001 will be entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the 2001 Annual Meeting will be available for examination by any stockholder for proper purposes during normal business hours at our offices for a period of at least 10 days preceding the 2001 Annual Meeting.

         The Board of Directors recommends that you vote FOR the Board's nominees for director, and the ratification of the appointment of the independent auditors.


                                         By Order of the Board of Directors
                                         /s/ RICHARD C. FORD
                                         -----------------------------------
                                         Richard C. Ford
                                         Chief Executive Officer

August 8, 2001


PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                    PURADYN FILTER TECHNOLOGIES INCORPORATED

                             ----------------------

                                 PROXY STATEMENT


                       2001 ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 17, 2001

                             ----------------------

                                  INTRODUCTION


         The accompanying proxy is solicited by the Board of Directors of Puradyn Filter Technologies Incorporated (the "Company") to be voted at the 2001 Annual Meeting of Stockholders to be held on September 17, 2001, and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted in accordance with the recommendation of the Board with respect to each matter submitted to our stockholders for approval. Abstentions and broker non-votes are counted for purposes of determining a quorum, but will not be counted as votes cast in connection with the election of directors or the ratification of our auditors. Any stockholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Company in writing, by voting in person at the 2001 Annual Meeting or by execution of a subsequent proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

         The shares entitled to vote at the 2001 Annual Meeting consist of shares of our common stock, with each share entitling the holder to one vote. At the close of business on August 1, 2001, the record date for the 2001 Annual Meeting, there were 14,322,791 shares of our common stock issued and outstanding. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about August 8, 2001.

         In addition to the use of the mail, solicitations may be made by our employees, by us, by telephone, email, mailgram, facsimile, telegraph, cable and personal interview. We will bear all expenses for the solicitation of proxies.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

         Our Board of Directors currently consists of seven members. At the meeting, seven directors will be elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. The seven nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote at the 2001 Annual Meeting will be elected directors of the Company (assuming a quorum is present). We have no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve. Directors are elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders.

         The following persons have been nominated by the Board for election to the Board of Directors:

Name                      Age   Position
----                      ---   --------

Joseph V. Vittoria(1)(2)   66   Chairman of the Board of Directors
Richard C. Ford            57   Chief Executive Officer and Director
Kevin G. Kroger            49   President, Chief Operating Officer and Director
Alan J. Sandler            63   Vice President, Secretary and Director
Peter H. Stephaich(1)(2)   45   Director
Ottavio Serena(1)          48   Director
Michael Castellano(1)(2)   60   Director
-------------------------
(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee

JOSEPH V. VITTORIA was appointed to the Board of Directors and appointed as Chairman on February 8, 2000. Mr. Vittoria was Chairman and Chief Executive Officer of Travel Services International, Inc. where he served since 1998. From 1987 to 1997, Mr. Vittoria served as Chairman and Chief Executive Officer of Avis, Inc. and was President and Chief Operating Officer of Avis, Inc. from 1982 to 1987. Mr. Vittoria also serves on the Boards of Directors of Sirius Satellite Radio, Inc., ResortQuest International, Inc. and Transmedia Asia, Inc.

RICHARD C. FORD has been a Director of the Company since its inception in 1988. He served as President of the Company from its inception in 1988 until April 1997 and as Chief Executive Officer and Treasurer until June 1997. He also served as Secretary of the Company from its inception until August 1996. Mr. Ford returned to the Company in April 1998 and in January 1999, Mr. Ford was elected Chairman of the Board of Directors and appointed Chief Executive Officer. Mr. Ford resigned as Chairman of the Board in February 2000. Mr. Ford was also a Director of TF Purifiner Ltd. through July 17, 1997 at which time he resigned, and was re-appointed as a Director in 1999.

KEVIN G. KROGER joined the Company July 3, 2000 as President, Chief Operating Officer, and was appointed to the Board of Directors. Mr. Kroger was with Detroit Diesel Corporation from 1989 to the time he joined the Company, serving in various executive positions prior to his appointment in 1998 to the position of Vice President and General Manager of Series 30/40 Product. From 1987 to 1989 he was Vice President of R.E.S. Leasing and of VE Corporation. Prior to this, from 1971 to 1987, he held several management positions with Caterpillar Corporation.

ALAN J. SANDLER joined the Company in June 1998 as President, Chief Operating Officer, Secretary, Chief Financial Officer, and Director. In January 2000, he became Vice President and resigned from the positions of President and Chief Operating Officer. In March 2001, Mr. Sandler resigned from the position of Chief Financial Officer. From 1995 until 1997 Mr. Sandler served as President and Chief Executive Officer to Hood Depot, Inc., a national restaurant supply manufacturer/distributor. From 1979 to 1995 he was President and Chief Executive Officer of Sandler & Sons Dental Supply Company, a regional dental supply and equipment distributor. Previous to this position he was a Vice President of Gardner Advertising

Company, a national advertising agency. Mr. Sandler was appointed as a Director of TF Purifiner Ltd. in 1999.

PETER H. STEPHAICH was appointed to the Board of Directors at its meeting June 12, 2000. Mr. Stephaich is currently Chairman, Chief Executive Officer and President of Blue Danube Incorporated, a private holding company engaged in the river transportation industry on the Upper Ohio River. Mr. Stephaich has been on its Board of Directors since 1982 and has held the titles of Chief Executive Officer and President since 1995. Prior to 1995, Mr. Stephaich worked for various financial institutions, including four years at Banker Trust Company where he provided international financial advisory services to the transportation and aerospace industries.

OTTAVIO SERENA was appointed to the Board of Directors at it meeting June 12, 2000. Mr. Serena is a principal of The Lynx Partners, a private equity consulting firm. He is also President of The Explorer and Fiber Group, and is a director and Vice President of Financial Performance Corporation, a publicly traded financial company. From 1993 to 1999, Mr. Serena was with Citicorp Venture Capital, a leveraged buyout company. Mr. Serena co-founded and was managing director of The Lynx Partners from 1987 to 1993.

MICHAEL CASTELLANO was appointed to the Board of Directors at its January 24, 2001 meeting. Mr. Castellano retired in 1997. From 1995 to 1997, Mr. Castellano was Chief Administrative Officer of Kobren Insight Group, a mutual fund company, and in 1994, he was Executive Vice President of Wall Street Access, a discount brokerage firm. Prior to that, from 1988 to 1993, Mr. Castellano was Senior Vice President and Corporate Controller for Fidelity Investments.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

         During 2000, the Company's board of directors met on four occasions and took action by unanimous written consent on 38 occasions. Each Director attended each meeting and concurred in each Board action by consent. The Company currently has an audit committee and a compensation committee.

Audit Committee

         The Audit Committee of the board of directors was formed in November 2000, is comprised of three directors and operates under a written charter adopted by the board of directors. A copy of the Audit Committee Charter is attached hereto as Appendix A. The committee members are Michael Castellano (chairperson), Peter H. Stephaich and Joseph V. Vittoria. Each member of the Audit Committee is an independent director. During the year ended December 31, 2000, the Audit Committee held no meetings.

         The Audit Committee reviews our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

         In this context, the chairperson has met and held discussions with management and the independent auditors. Management represented to the committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by auditing standards generally accepted in the United States.

         In addition, the committee has discussed with the independent auditors the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

         The committee also discussed with our independent auditors the overall scope and plans for their respective audit. The committee meets with the independent auditors with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of our financial reporting.

         In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements be included in the Company's Form 10-KSB, as amended, for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                              Submitted by the Audit Committee
                                              of the Board of Directors:

                                              Michael Castellano
                                              Peter H. Stephaich
                                              Joseph V. Vittoria

Compensation Committee

         The Compensation Committee was formed in November 2000 and provides overall guidance for officer compensation programs, including salaries and other forms of compensation including all employee stock option grants and warrant grants to non-employees. The Compensation Committee currently consists of Peter Stephaich (chairperson), Joseph V. Vittoria, Michael Castellano and Ottavio Serena. The Compensation Committee held no meetings during the fiscal year ended December 31, 2000.

                             EXECUTIVE COMPENSATION

Cash Compensation

         The following table shows, for the three year period ended December 31, 2000, the cash and other compensation paid by the Company to its former Presidents and Chief Executive Officer and to each of the executive officers of the Company who had annual compensation in excess of $100,000.

Summary Compensation Table


                                      Annual Compensation                  Long-Term Compensation
                                   ---------------------------        -----------------------------------
                                                      Other
Name and                                              Annual         Number of     LTIP       All Other
Principal Position       Year     Salary   Bonus      Comp. (2)      Options       Payouts   Compensation (3)
---------------------    ----     ------   -----      ---------     -----------    -------   ----------------

Richard C. Ford(1)(4)    2000    $200,000   $150,000   $ 1,644          --            --        $12,000
CEO and Director         1999    $145,608   $  1,000   $ 1,171      1,064,510         --         $9,000
                         1998    $ 79,000        --    $ 1,800        300,000         --        $16,000
Kevin G. Kroger          2000    $ 83,000   $ 50,000   $12,289        300,000         --         $6,000
President, COO and
Director

-------------------------
(1) Mr. Ford elected to defer payment of $53,000 included in his 1998 salary which he received in 2000. Richard C. Ford's salary in 1999 includes stock options granted at a nominal exercise price in lieu of cash compensation for Mr. Ford (114,510 options having a value of $50,163).

(2) This amount represents payments made by the Company for health insurance premiums and, in the case of Mr. Kroger, also for life insurance and disability insurance premiums.

(3) This amount represents payments made to Mr. Ford for consulting services in 1998, and a car allowance in 1999 and 2000. For Mr. Kroger, this amount represents a car allowance.

(4) Mr. Ford served as Secretary of the Company until August 1996. Mr. Ford served as President of the Company until April 1, 1997 and served as Chief Executive Officer, Treasurer and Chief Financial Officer until June 19, 1997. Mr. Ford left the employment of the Company on July 17, 1997 and provided consulting services under an agreement with the Company until April 1, 1998 when he rejoined the Company. In February 2000, Mr. Ford resigned as Chairman of the Board of Directors, but remained as a Director.

Option Grants in Last Fiscal Year

         The following table sets forth information with respect to the grant of options to purchase shares of Common Stock during the fiscal year ended December 31, 2000 to each person named in the Summary Compensation Table.

                           Number of        % of total
                           Securities       Options
                           Underlying       Granted to        Exercise or
                           Options          Employees in      Base Price        Market Price     Expiration
Name                       Granted (#)      Fiscal Year       ($ / Share)       ($ / Share)         Date
-------------------------  -----------      --------------    ------------      ---------------  --------------

Kevin G. Kroger              300,000          24.28%             $9.25            $9.25           July 3, 2010
President, COO and
Director

-------------------------
(1) Kevin G. Kroger received 300,000 options with an exercise of $9.25 per share exercisable in the amount of 75,000 per year on July 3, 2001, 2002, 2003 and 2004, respectively.

Incentive and Non-qualified Stock Option Plans

         The Board of Directors adopted the 2000 Non-Employee Directors' Plan (the "Directors' Plan") on November 8, 2000 under which options to purchase 400,000 shares have been authorized for issuance. The Directors' Plan will provide a means to attract and retain highly qualified persons to serve as non-employee directors and advisory directors of the Company.

         An option to purchase 5,000 shares will automatically be granted to each eligible director (i) upon his or her initial election or appointment to the board of directors, and (ii) at the close of business at each annual meeting of the Company's stockholders (pro-rated for the initial year of a director's service, based upon the number of months actually served). In addition, an option to purchase 2,500 shares will automatically be granted to each eligible director for each committee of the board of directors on which such director sits (i) upon his or her initial appointment as a committee member, and (ii) at the close of business at each annual meeting of the Company's stockholders (pro-rated for the initial year of a committee member's service, based upon the number of months actually served).

         Options are granted at a price equal to the fair market value of the stock on the date of grant, are exercisable commencing two years following grant, and expire five years from the date of grant. In the event a person ceases to serve on the Board of Directors, the outstanding options expire one year from the date of cessation of service. The Directors' Plan will be administered by the Board of Directors.

         The Company's 1999 Stock Option Plan (the "1999 Plan") and the 1996 Stock Option Plan (the "1996 Plan"), adopted on September 15, 1999, and amended in June 2000 and July 31, 1996, respectively, will work to increase proprietary interest in the Company of the employees, Board of Advisors, consultants, and non-employee Directors and to align more closely their interests with the interests of the Company's stockholders. The Plans will also maintain the Company's ability to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         Under the 1999 Plan and 1996 Plan, the Company had reserved an aggregate of 3,000,000 and 2,200,000 shares, respectively, of common stock for issuance pursuant to options granted under the Plans ("Plan Options"). The Board of Directors or a Committee of the Board of Directors (the "Committee") of the Company will administer the Plans including, without limitation, the selection of the persons who will be granted Plan Options under the Plans, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Options granted under the 1996 and 1999 Plans may either be options qualifying as incentive stock options ("Incentive options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plans also allow for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive

Option granted to an eligible employee owning more than 10% of the Company's common stock, no more than five years after the date of the grant.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee and cannot be less than the par value of the Company's Common Stock.

         The per share purchase price of shares subject to Plan Options granted under the Plans may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

         Officers, directors, key employees and consultants of the Company and its subsidiaries (if applicable in the future) will be eligible to receive Non-Qualified Options under the Plans. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

         All Plan Options are generally nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the Company's Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him generally shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him generally shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22 (c) (3) of the Internal Revenue Code of 1986, the Plan Option granted to him generally lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors or the Committee may amend, suspend or terminate the Plans at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plans or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) extends the term of any Plan Option beyond ten years, or (iii) extends the termination date of the Plan. Unless the Plans shall theretofore have been suspended or terminated by the Board of Directors, the 1996 Plan shall terminate on July 31, 2006 and the 1999 Plan shall terminate on September 15, 2009. Any such termination of the Plans shall not affect the validity of any Plan Options previously granted thereunder.

         As of December 31, 2000, under the Directors' Plan, options to purchase 220,000 shares of common stock were outstanding. As of December 31, 2000, under the 1996 Plan, incentive stock options to purchase 193,557 shares of common stock were outstanding and non-qualified options to purchase 1,260,691 shares of common stock were outstanding and, under the 1999 Plan, incentive stock options to purchase 1,763,750 shares of common stock were outstanding and non-qualified options to purchase 222,000 shares of common stock were outstanding.

Options Granted to Officers and Directors

         On July 3, 2000, Kevin G. Kroger was granted 300,000 qualified options at $9.25 per share, which become exercisable at 75,000 per year beginning July 3, 2001. On October 23, 2000 directors Joseph Vittoria, Peter Stephaich and Ottavio Serena were granted 200,000, 10,000 and 7,500 options, respectively, at $5.88 per share. These options become exercisable two years from the date of grant.

         On January 7, 1999 Richard C. Ford was granted 100,000 non-qualified options at $.21 per share which were immediately vested and exercisable. On April 1, 1999, Mr. Ford was granted 175,000 non-qualified options at $.94 per share of which 100,000 were immediately vested and exercisable and 75,000 vested on April 1, 2000. On April 14, 1999 Mr. Ford was granted 100,000 non-qualified options at $.56 per share which vest on April 14, 2001. From June 18, 1999 to September 24, 1999, Mr. Ford was granted 114,510 non-qualified options at a zero exercise price compared to market prices of from $.31 to .51 per share in lieu of cash compensation. All vested and were exercisable immediately. On December 20, 1999, Mr. Ford was granted 275,000 qualified options at $1.10 per share which were immediately vested and exercisable. Also, on December 20, 1999, Mr. Ford was granted 300,000 qualified options at $1.10 per share of which 150,000 vested on December 20, 2000 and 150,000 will vest on December 20, 2001.

         On July 8, 1998, Richard C. Ford was granted 300,000 stock options to purchase shares of the Company's Common Stock at $.38 per share. Of these options, 150,000 vested on July 8, 1998 and 150,000 vested on July 7, 1999.

         On August 2, 1996, the Company granted Richard C. Ford Plan Options to purchase an aggregate of 50,000 shares of common stock at $2.20 per share through August 2, 2001, of which 25,000 vested on August 2, 1996, 12,500 vested on August 2, 1997, and 12,500 vested on August 2, 1998. Mr. Ford surrendered these options for cancellation in 1999. On August 2, 1996, the Company granted Richard C. Ford non-qualified options to purchase an aggregate of 200,000 shares of Common Stock at $2.00 per share through August 2, 2004, of which 100,000 vested on August 2, 1996, 50,000 vested on August 2, 1997, and 50,000 vested on August 2, 1998. Mr. Ford also surrendered these 200,000 options for cancellation in 1999.

Option Exercises and Holdings

         The following table sets forth information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2000 to each person named in the Summary Compensation Table and the unexercised options held as of the end of the 2000 fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                 Number of
                                                                 Securities
                                                                 Underlying              Value of Unexercised
                                                                 Unexercised             in-the-Money
                                Shares                           Options/SARs            Options/SARs
                                Acquired          Value          At FY-End (#)           at FY-End ($)
                                On Exercise       Realized       Exercisable/            Exercisable/
                                (#)               ($)            Unexercisable           Unexercisable (1)
                                ------------     -------------   -------------           -----------------
Richard C. Ford                 114,510             (2)         1,000,000/250,000       $3,516,188/$808,750
Chief Executive Officer
and Director

Kevin G. Kroger                   ---                ---           ---/300,000             ---/(3)
President, COO and Director

-------------------------
(1) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $4.06, the closing price reported on December 31, 2000.

(2) From June 18, 1999 to September 24, 1999, Mr. Ford was granted 114,510 non-qualified options at a zero exercise price compared to market prices of from $.31 to $.51 per share in lieu of cash compensation.

(3) The closing price at December 31, 2000 of $4.06 is less than the exercise price of the options.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) beneficial owners were completed and filed on a timely basis, except that reports for, Richard C. Ford, Chief Executive Officer and a Director, and Alan J. Sandler, Vice President and a Director, were not filed on a timely basis.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the Company' s Common Stock beneficially owned on August 1, 2001 for (i) each stockholder known by the Company to be the beneficial owner of five (5%) percent or more of the Company's outstanding Common Stock,
(ii) each of the Company's executive officers and directors, and (iii) all officers and directors as a group.

         In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire ownership within sixty (60) days. At August 1, 2001, there were 14,322,791 shares of Common Stock outstanding. The address of each of the persons set forth below is 3020 High Ridge Road, Suite 100, Boynton Beach, Florida 33426.

                                                          Percent of
Name and Address or                                       of Common Stock                Beneficial
Identity of Group                                         Beneficially Owned             Ownership
-----------------                                         ------------------             ---------
Quantum Industrial Partners LDC ("QIP") (1)                   4,570,000                    28.53%
Richard C. Ford (2)                                           2,171,451                    13.56%
Kevin G. Kroger (3)                                              95,000                         *
Alan J. Sandler (4)                                             318,076                     1.99%
Joseph V. Vittoria (5)                                        1,143,334                     7.14%
Peter Stephaich (6)                                             100,000                         *
Frederick Smith (7)                                                  --                        --
Ottavio Serena (6)                                              120,000                         *
Michael Castellano (6)                                            9,000                         *
All Officers and Directors as a group (7 persons)             3,956,861                    24.70%

-------------------------
*        Less than 1%.

(1) Address is c/o Curacao Corporation Company, N.V., Kaya Flamboyan, Willenstad Curacao, Netherlands, Antilles.

(2) Mr. Ford serves as Chief Executive Officer and as a Director. Excludes 320,500 shares owned by Catherine Ford, Mr. Ford's wife who is separated from Mr. Ford and for which Mr. Ford disclaims beneficial ownership. Also includes options to purchase (i) 300,000 shares of Common Stock at $.38 per share through July 7, 2003, options to purchase 100,000 shares at $.21 per share through January 7, 2004, options to purchase 175,000 shares at $.94 per share through April 1, 2004, options to purchase 50,000 shares at $1.00 per share through August 2, 2001, 200,000 shares at 1.10 per share through August 2, 2004, options to purchase 25,000 shares at $1.10 per share through December 3, 2004; and options to purchase 150,000 shares at $1.10 per share through December 20, 2004. This number does not include options held by Mr. Ford to purchase 150,000 shares at $1.10 per share which have not vested at this date.

(3)      Mr. Kroger is President, Chief Operating Officer, and a Director.

(4) Mr. Sandler serves as Vice President, Chief Financial Officer, Secretary and Director. Includes options to purchase 260,000 shares of Common Stock at $.38 per share.

(5)      Mr. Vittoria serves as Chairman of the Board of Directors.

(6)      Mr. Stephaich, Mr. Serena, and Mr. Castellano serve as Directors.

(7)      Mr. Smith assumed the position of Chief Financial Officer on March 5,
         2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On May 21, 1998 and on June 24, 1998, Richard C. Ford, Chairman of the Board of Directors and a major stockholder of the Company, loaned the Company $110,000 and $40,000, respectively. For each loan, the Company issued notes payable due one year from the date of issuance, at 12% interest, and secured by accounts receivable and inventories. The principal and interest accrued to December 31, 1999 totaling $24,300 was not paid. On January 24, 2000, Mr. Ford converted these loans and the related interest totaling approximately $30,000 into 150,000 shares of common stock.

         On August 21, 1998, the Company borrowed $250,000 from its bank under a revolving note payable due one year from the date of issuance. The bank note payable was increased to $350,000 on January 21, 1999 and to $525,000 on March 25, 1999. The revolving line of credit was secured by certificates of deposit in the name of Richard C. Ford and held by the bank. The Company borrowed the full amount of $525,000. On January 24, 2000, Mr. Ford and his daughter, Traci Ford, personally repaid the bank and simultaneously converted the loan into 525,000 shares of the Company's Common Stock. As a result of this conversion, and the conversion described in the preceding paragraph, the Company recorded compensation expense in 2000 totaling approximately $1,687,500, which represents the excess of the fair market value of the common stock received by Mr. Ford and his daughter over the conversion price at the date of conversion.

         During 1998, the Company and Quantum Industrial Partners LDC ("QIP") entered into a Note Exchange Agreement whereby a $2,000,000 promissory note issued in 1997 to QIP was exchanged for a $2,000,000, 12% Senior Subordinated Convertible Note due 2003. In addition, during 1998, the Company and QIP entered into a Note Purchase Agreement whereby the Company issued QIP a 12% Senior Subordinated Convertible Note in the aggregate principal amount of $500,000 under the same terms and conditions as the $2,000,000 note. Interest was payable quarterly beginning April 1, 1998, however, under provisions of the agreement, the Company elected to add the unpaid interest to the principal balance each quarter through December 31, 1999. Such unpaid interest then bore interest at 15% per annum and was payable on demand. Total accrued interest at December 31, 1999 was $691,086. The notes were senior to all indebtedness of the Company except bank or financial institution debt. The notes could be convertible at the option of QIP on or after the earlier of January 1, 2001, or the date on which the Company raised cash proceeds aggregating $10 million from the sale of debt or equity securities or assets, based upon a conversion price of $2.75 per share. The notes contained restrictive covenants including prohibiting the payment of any dividends, purchase, redemption or acquisition any of its common stock, retirement of its existing indebtedness other than existing required periodic payments, and entering into transactions with any affiliate.

         In connection with the $2,000,000 promissory note originally issued to QIP on June 19, 1997, the Company issued a Common Stock Purchase Warrant to QIP for the purchase of 500,000 shares of the Company's Common Stock, exercisable at $2.75 per share and expiring on December 31, 2000. The original promissory note was recorded at a discounted amount of $1,600,000 and the warrants were recorded at $400,000. The discount on the original note was amortized over the original term ending on December 19, 1997.

         On December 31, 1999, the Company and QIP entered into an agreement for QIP to convert the outstanding principal amount payable to QIP into 2,500,000 shares of the Company's common stock at a conversion rate of $1 per share. As a result of the modification of the conversion terms, the Company recognized interest expense in 1999 totaling $2,115,909, equal to the fair market value of the additional shares to be received by QIP resulting from the modification, pursuant to SFAS No. 84, Induced Conversions of Convertible Debt. On January 24, 2000, QIP converted the principal balance of the notes, totaling

$2,500,000, and forgave the related accrued interest totaling $717,997, into 2,500,000 shares of the Company's common stock.

         The Company believes that the transactions referred to above were on terms no less favorable to the Company than terms which could have been obtained from unrelated third parties.

Private Offering Investment by Directors

                  In connection with the Company's March 2000 private offering of common stock, at $1.00 per share, the following Directors participated:

                  Joseph V. Vittoria            $1,000,000
                  Peter Stephaich               $  100,000
                  Ottavio Serena                $   20,000

         In connection with the Company's September 2000 private offering of common stock, at $7.50 per share, the following Directors participated:

                  Joseph V. Vittoria            $1,000,000
                  Kevin G. Kroger               $  150,000

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE DIRECTOR NOMINEES.

                                   PROPOSAL 2

             PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
       AS INDEPENDENT AUDITORS OF PURADYN FILTER TECHNOLOGIES INCORPORATED

         Ernst & Young LLP has been the Company's independent auditors since December 18, 2000. On August 1, 2001, the Board of Directors approved the continued appointment of Ernst & Young LLP for 2001. If the stockholders fail to ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

         Audit Fees. The Company was billed approximately $166,000 by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2000 and 1999.

         The Audit Committee intends to meet with Ernst & Young LLP in 2001 on a quarterly or more frequent basis. At such times, the Audit Committee will review the services performed by Ernst & Young LLP, as well as the fees charged for such services.

         A representative of Ernst & Young LLP is expected to be present at the 2001 Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also is expected to be available to respond to appropriate questions from stockholders.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF PURADYN FILTER TECHNOLOGIES INCORPORATED.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         The stockholder intending to present a proposal to be included in the Company's proxy statement for our 2002 Annual Meeting of Stockholders must deliver a proposal in writing to our executive offices no later than May 8, 2002.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the 2001 Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

                          ANNUAL AND QUARTERLY REPORTS

         Our Annual Report on Form 10-KSB, as amended, which includes audited, consolidated financial statements for the year ended December 31, 2000, as well as our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, accompany this proxy statement.

                                   APPENDIX A


                             AUDIT COMMITTEE CHARTER

                    PURADYN FILTER TECHNOLOGIES INCORPORATED


         The Audit Committee (the "Committee") is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established and the independent audit process.

         In meeting its responsibilities, the Audit Committee is expected to:

         1. Provide an open avenue of communication between the internal auditors, the independent accountants and the Board of Directors.

         2. Review and update the Committee's charter annually. The charter is to be filed with the Company's proxy statement at least once every three years.

         3. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

         4. Review and concur in the appointment, replacement, reassignment or dismissal of the director or the overseeing officer of internal auditing.

         5. Confirm and assure the independence of the independent accountants, including a review of management consulting services and related fees provided by the independent accountants.

         6. Inquire of management, the director of internal auditing or overseeing officer, and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

         7. Consider, in consultation with the independent accountants and the director of internal auditing or overseeing officer, the audit scope and plan of the independent accountants.

         8. Consider with management and the independent accountants the rationale for employing audit firms other than the principal independent accountants.

         9. Review with the director of internal auditing or the overseeing officer and the independent accountants the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

         10. Consider and review with the independent accountants and the director of internal auditing or overseeing officer:

                  a. The adequacy of the Company's internal controls including computerized informa tion system controls and security.

                  b. Any related significant findings and recommendations of the independent accountants together with management's responses thereto.

                  c. The independent accountants' accountability to the Board of Directors and this Committee.

         11. Review with management and the Independent accountants at the completion of the annual examination:

                  a. The Company's annual financial statements and related footnotes.

                  b. The independent accountants' audit of the financial statements and its report thereon.

                  c. Any significant changes required in the independent accountants' audit plan.

                  d. Any serious difficulties or disputes with management encountered during the course of the audit.

                  e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

         12. Consider and review with management and the director of internal auditing or overseeing officer:

                  a. Significant findings during the year and management's responses thereto.

                  b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

                  c. Any changes required in the planned scope of their audit plan.

                  d. The internal auditing department budget and staffing; if applicable.

                  e. Compliance with The IIA's Standards for the Professional Practice of Internal Auditing (Standards).

         13. Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

         14. Review with management, the independent accountants, and the director of internal auditing or overseeing officer the interim financial report before it is filed with the SEC or other regulators.

         15. Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountants.

         16. Review with the director of internal auditing or overseeing officer and the independent accountants the results of their review of the Company's monitoring compliance with the Company's code of conduct.

         17. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

         18. Meet with the director of internal auditing or overseeing officer, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

         19. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

         20. Prepare a letter for inclusion in the annual report that describes the Committee's composition and responsibilities, and how they were discharged as required.

         21. The Committee shall have the power to conduct or authorize Investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

         22. The Committee shall meet at least quarterly each year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

         23. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors .

         The membership of the Committee shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. Committee members and the Committee Chairman, if applicable, shall be designated by the full Board of Directors.

         The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of Directors .